UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 2, 2010
Date of Report (date of earliest event reported)
NATIONAL DENTEX CORPORATION
(Exact name of registrant as specified in its charter)
Commission file number 000-23092

MASSACHUSETTS	04-2762050
(State or Other	(I.R.S.
Jurisdiction of	Employer
Incorporation or	Identification
Organization)	No.)

2 Vision Drive,
Natick, MA	01760
(Address of Principal	(Zip Code)
Executive Offices)
(508) 907-7800
(Registrant’s Telephone No., including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit List
EX-2.1 Agreement and Plan of Merger
EX-99.1 Press Release

Item 1.01 Entry into a Material Definitive Agreement.
     (a)
     On April 2, 2010, National Dentex Corporation, a Massachusetts corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, GDC Holdings, Inc., a Delaware corporation (“GDC”), and Royal Acquisition Corp., a Delaware corporation (“Merger Sub”). Merger Sub is an indirect wholly owned subsidiary of GDC and a direct wholly owed subsidiary of GeoDigm Corporation, a Minnesota corporation (“GeoDigm”). Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and a wholly owned subsidiary of GeoDigm (the “Merger”). GDC is controlled by a private equity investment fund associated with Welsh, Carson, Anderson & Stowe (“Welsh Carson”).
     Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock of the Company (collectively, the “Common Stock”) will be canceled and extinguished and automatically converted into the right to receive $17.00 in cash, without interest. All outstanding and unexercised options and other rights to acquire Common Stock under the Company’s equity incentive plans will become fully vested, and will be terminated and settled for a per share cash payment equal to the difference between $17.00 and the respective exercise price. The Company will terminate its employees’ stock purchase plan prior to the effective date and the options outstanding under the employees’ stock purchase plan will not be converted into the right to receive the per share merger consideration.
     The Merger Agreement contains a provision under which the Company may solicit alternative acquisition proposals from the date of the Merger Agreement through May 12, 2010. After expiration of such “go-shop” period, the Company is subject to a “no-shop” restriction on its ability to solicit alternative acquisition proposals, provide information and engage in discussions with third parties. The no-shop provision is subject to a “fiduciary-out” provision that allows the Company under certain circumstances to provide information and participate in discussions at any time with respect to unsolicited alternative acquisition proposals.
     The Merger Agreement contains certain termination rights for both the Company and GDC. The Merger Agreement provides that, upon termination under specified circumstances, the Company would be required to pay GDC a termination fee of either $4.15 million or $3.15 million, depending on the circumstances of the termination and, under certain circumstances, to reimburse GDC for an amount not to exceed $2 million for transaction expenses incurred by GDC and its affiliates. The Company’s reimbursement of GDC’s expenses would reduce the amount of any required termination fee payable that becomes payable by the Company.
     The Company and GDC are parties to an equity commitment letter (the “Equity Commitment Letter”) with Welsh, Carson, Anderson & Stowe XI, L.P. (the “Sponsor”), and the sole stockholder of GDC. Under the terms of the Equity Commitment Letter, the Sponsor has committed to make cash contributions to GDC to fully finance the Merger and the other transactions contemplated thereby up to a maximum of $139 million (“Merger Consideration Amount”). The consummation of the Merger is not subject to a financing condition, but is subject to customary conditions to closing, including the approval of the Company’s shareholders and receipt of requisite antitrust approvals. The affirmative vote of the majority of the Company’s outstanding Common Stock is required to approve the Merger.
     In the event of a breach of the Merger Agreement by GDC or Merger Sub, or the Equity Commitment Letter by Sponsor, the Company’s sole remedy is to seek specific performance (or, if the court declines to award specific performance, to recover money damages), against GDC in order to enforce GDC’s obligations under the Merger Agreement, including to consummate the Merger, and against Sponsor in order to enforce Sponsor’s obligations under the Equity Commitment Letter, including Sponsor’s commitment to provide the cash contributions to GDC to consummate the Merger or satisfy GDC or Merger Sub’s liability for any breaches by them of the Merger Agreement, in all events not to exceed the aggregate Merger Consideration Amount.
     The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

     The Board of Directors of the Company (the “Board of Directors”) has unanimously approved and adopted the Merger Agreement. BBT Capital Markets (“BBT Capital”) served as financial advisor to the Board of Directors and Signal Hill Capital Group LLC (“Signal Hill”) provided a fairness opinion to the Board of Directors.
     On April 5, 2010, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
     The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, GDC or Merger Sub or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Additional Information and Where You Can Find It
     In connection with the proposed transaction, the Company will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. Investors and security holders of National Dentex are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about National Dentex and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by National Dentex with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by National Dentex by contacting National Dentex Investor Relations at dbecker@nationaldentex.com or via telephone at 508-907-7800. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.
     The Company and its directors and certain executive officers may, under SEC rules, be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the transaction. Information regarding the directors and executive officers and their respective interests in the Company by security holdings or otherwise is included in the Company’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of National Dentex’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov. In addition, shareholders may obtain free copies of the documents filed or to be filed with the SEC by National Dentex by contacting National Dentex at dbecker@nationaldentex.com or by phone at 508-907-7800.

Item 9.01 Financial Statements and Exhibits
     (d) Exhibits
2.1	Agreement and Plan of Merger, dated April 2, 2010 among, GDC Holdings Inc., Royal Acquisition Corp. and National Dentex Corporation.*

99.1	Press Release, dated April 5, 2010.

*	The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL DENTEX CORPORATION (Registrant)
April 5, 2010	By:	/s/ David L. Brown
David L. Brown
Chairman of the Board and Chief Executive Officer

Exhibit List
2.1	Agreement and Plan of Merger, dated April 2, 2010 among, GDC Holdings Inc., Royal Acquisition Corp. and National Dentex Corporation.*

99.1	Press Release, dated April 5, 2010.

*	The Company has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Company will furnish the omitted schedules to the Commission upon request.